Exhibit 99.1

PRESS RELEASE October 28, 2008 7:00 am	Contact: Virginia Dadey Telephone: 212-541-3707 vdadey@arrowres.com

ARROWHEAD CEO PROVIDES UPDATE ON WHOLLY OWNED SUBSIDIARY

AGONN SYSTEMS, INC.

PASADENA, Calif.—Arrowhead Research Corporation’s (NASDAQ: ARWR) Chief Executive Officer announces an update to stockholders on its wholly owned subsidiary, Agonn Systems Corporation:

Dear Arrowhead Stockholders,

Agonn Systems Corporation, Arrowhead’s newest subsidiary, seeks to leverage Arrowhead’s expertise in carbon nanotechnology to improve energy storage products. Consistent with our conservative strategy in the current market environment, Agonn is currently pursuing a capital efficient R&D model based on outsourced prototyping and testing in partnership with its key technical consultants at Georgia Tech, MIT, University of Pittsburgh, and University of Dayton.

The markets for energy storage products are substantial, ranging from consumer electronics to vehicles to heavy industry. We believe that emerging clean technology platforms offer significant market opportunities for new energy storage devices, in part because traditional batteries do not meet many of the key requirements. For example, it is widely believed that the nickel metal hydride batteries predominantly used in hybrid electric vehicles do not have the energy density or lifetime necessary for hybrids to become a cost-effective alternative to traditional gas-powered vehicles. Additionally, new types of energy storage systems are needed to store and more efficiently distribute energy on the electric grid. The investments currently being made in wind and solar farms to generate energy require more sophisticated energy storage systems. A number of companies are developing novel lithium ion batteries to address these markets, but these products have their own limitations. Our survey of the market leads us to believe that major automobile and utility companies are looking for an alternative to advanced lithium ion batteries.

The advanced battery market for hybrid electric vehicles, plug in electric vehicles and electric vehicles is estimated to be approximately $700 million. It has been predicted that this market could grow to at least $5 billion by 2012. The market for batteries and other energy storage technologies used in electric grid services was approximately $2.4 billion in 2007, and it has been estimated that this market could grow to several billion in the next five to ten years.

Ultracapacitors are energy storage devices that generally have high power but low energy storage capabilities. In other words, they can provide large bursts of power, but only for short periods of time. However, unlike batteries which generally take minutes or hours to charge, ultracapacitors can be charged in seconds or less. Moreover, while the lifetimes of the best lithium ion batteries are generally limited to a several thousand charging cycles, ultracapacitors can last for hundreds of thousands of cycles. Given these characteristics, ultracapacitors often serve as complements to, as opposed to replacements, for batteries. If the energy storage capability of ultracapacitors could be sufficiently increased, however, ultracapacitors could represent a viable alternative to batteries in certain applications. This could result in ultracapacitor-based energy storage devices that are rapidly chargeable, capable of delivering large amounts of power over long periods of time, while also being lighter and more long-lived than currently available batteries.

Agonn is rolling up several technology platforms to form the basis of a nanotechnology-enabled ultracapacitor product that has the benefits of traditional ultracapacitors with a usable energy density similar to advanced lithium ion batteries. Specifically, Agonn is prototyping and testing different electrode architectures based on carbon nanomaterials (including random networks of carbon nanotubes, vertically aligned carbon nanotubes, and graphene) as well as metal nitride nanoparticles. These electrode materials can have a higher surface area and higher conductivity, as well as the potential to operate at higher voltage than the activated carbon materials currently used in ultracapacitors. Additionally, Agonn is evaluating novel electrolytes that have been shown to operate at higher voltages than existing electrolytes and within greater temperature ranges. Agonn is also evaluating new cell designs based on asymmetric electrode configurations. Concurrent with its technology evaluation program, Agonn is seeking to determine the most cost effective path for large volume manufacturing of ultracapacitor products based on these new materials.

Agonn is currently prototyping and testing its nanotech-based ultracapacitors using outsourced prototyping and testing service providers. Presently, the company has no facilities or employees and is managed entirely by Arrowhead. If Agonn demonstrates an ability to reliably fabricate high-performance ultracapacitors, Arrowhead intends to lead a Series A round of equity investment into Agonn. The capital in the Series A round would be used to install a management team experienced in commercializing novel energy storage products and produce large format prototypes for customer evaluation.

Sincerely,

Christopher Anzalone Chief Executive Officer

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ:ARWR) is a publicly-traded nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and investments in two minority-owned subsidiaries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Arrowhead Research Corporation’s Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.